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                                                                    EXHIBIT 99.1


                                UROCOR, INC.

                                800 RESEARCH PARKWAY
                                OKLAHOMA CITY, OK 73104
                                www.urocor.com

                                NASDAQ: UCOR


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AT UROCOR:                                        AT THE FINANCIAL RELATIONS BOARD:
Michael N. McDonald      Peggy Howard             Paul Scheeler            Robb Kristopher          Darcy Bretz
Vice President &         Investor Relations       General Information      Analysts/Investors       Media Inquiries
Chief Financial Officer  (405) 290-4000           (312) 640-6742           (312) 640-6669           (312) 640-6756
(405) 290-4000           irinfo@urocor.com        pas@chi.frbd.com         rmk@chi.frbd.com         dfb@chi.frbd.com

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FOR IMMEDIATE RELEASE
MONDAY, AUGUST 17, 1998

                  UROCOR, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

OKLAHOMA CITY -- AUGUST 17, 1998 -- UROCOR, INC. (NASDAQ: UCOR), announced today that its Board of Directors has adopted a Stockholder Rights Plan in which rights to purchase shares of preferred stock will be distributed at the rate of one Right for each common share held as of the close of business on August 27, 1998.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiror from gaining control of UroCor without offering a fair price to all of UroCor's stockholders.

William A. Hagstrom, Chairman, President and Chief Executive Officer of UroCor, said: "We believe that this Plan protects the interests of our stockholders in the event that they and UroCor are confronted with coercive or unfair takeover tactics including offers that do not treat all stockholders equally, the acquisition in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair tactics that could impair the Board's ability to represent the stockholders' interests fully."

Hagstrom added: "The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors that are calculated to deprive a company's board and its stockholders of their ability to determine the destiny of the Company."

Each Right will entitle holders of the Company's common stock to buy one one-thousandth of an interest in a share of Series I Preferred Stock of the Company at an exercise price of $35.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of UroCor common shares or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the common shares. Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights have no voting power and will expire on August 27, 2008.

If any person becomes the beneficial owner of 15% or more of UroCor common shares, each Right not owned by such person or related parties will enable its holder to purchase, at the Right's then-current exercise price, shares of common stock of the Company (or, in certain circumstances as determined by the Board, a combination of cash, property, common shares or other securities) having a value of twice the Right's exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person in which its common shares


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                                                                    UROCOR, INC.
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are changed or converted, or sells 50% or more of its assets to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the Right's then-current exercise price, common shares of such other person having a value of twice the Right's exercise price.

The Company will generally be entitled to redeem the Rights at $.001 per Right at any time until the tenth business day following public announcement that a 15% position has been acquired.

Details of the Stockholder Rights Plan will be outlined in a letter which will be mailed to all UroCor stockholders.


ABOUT UROCOR


UroCor markets a comprehensive range of integrated products and services to assist in detecting, diagnosing, treating and managing prostate cancer, bladder cancer, kidney stones and other complex urologic disorders directly to urologists and managed care organizations. The Company's primary focus is helping urologists improve patient care and outcomes while reducing the total cost of managing these diseases.

    FOR MORE INFORMATION ABOUT UROCOR TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO,
              FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY CODE
                          "UCOR" ON ANY TOUCH TONE PHONE.


                   VISIT THE UROCOR WEB SITE AT: www.urocor.com


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